Exhibit 99.1

Contact:          Bobbie Egan
(206) 392-5134

FOR IMMEDIATE RELEASE                                              Oct. 20, 2010

MARION BLAKEY APPOINTED TO ALASKA AIR GROUP BOARD

SEATTLE — Alaska Air Group Inc. (NYSE:ALK) today announced the appointment of Marion C. Blakey to the company’s board of directors. Blakey will serve on the Safety and Audit committees of Air Group’s board.

Blakey is president and chief executive officer of the Aerospace Industries Association, representing the nation’s leading manufacturers and suppliers of civil, military and business aircraft and related components, equipment services and information technology. Before joining the association in 2007, she served a five-year term as administrator of the Federal Aviation Administration. Blakey also served as chairman of the National Transportation Safety Board before her FAA appointment.

“Marion has been a tireless safety advocate for our industry,” said Bill Ayer, chairman and chief executive officer of Alaska Air Group. “We look forward to having her unique and extensive blend of experience on our board.”

From 1992 to 1993, Blakey served as administrator of the Department of Transportation’s National Highway Traffic Safety Administration. She has also held key positions at the Department of Commerce, Department of Education, Department of Transportation, National Endowment for the Humanities and the White House.

In addition to the Alaska Air Group board, Blakey also serves on the board of directors at Nobilis, a research and engineering firm, and the NASA Advisory Council.

Note to news media: A high-resolution photograph of Blakey is available for download from Alaska Airlines' newsroom image gallery www.alaskaair.com/newsroom .

Alaska Air Group is the parent company of Alaska Airlines and Horizon Air Industries, which together serve more than 90 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates 2008, 2009 and 2010 North America Airline Satisfaction StudiesSM. For reservations, visit alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at alaskaair.com/newsroom.

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